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                                                                    EXHIBIT 10.2

                                   LANCE, INC.

                   2004 LONG-TERM INCENTIVE PLAN FOR OFFICERS

Purposes and      The primary purposes of the 2004 Long-Term Incentive Plan for
Introduction      Officers are to:

                  - Align executives' interests with those of stockholders by linking a substantial portion of compensation to the Company's cumulative consolidated earnings per share
                        (EPS) over three fiscal years and compound annual growth in the Company's consolidated net revenues (Net Revenues) over three fiscal years based on the Company's 2004-2006 Strategic Plan.

                  - Provide a way to attract and retain key executives and managers who are critical to Lance's future success.

                  - Provide competitive total compensation for executives and managers commensurate with Company performance.

                  To achieve the maximum motivational impact, performance measures, Plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2004 Plan is approved by the Stock Award Committee of the Board of Directors.

                  Each participant will be assigned a Target Incentive, stated as a percent of Base Salary. The Target Incentive Awards, or a greater or lesser amount, will be granted after the end of the three fiscal years, 2004 through 2006, based on the attainment of predetermined goals.

                  Base Salary shall be the annual rate of base compensation for the 2004 fiscal year which is set no later than April of such fiscal year.

Plan Years        The period over which performance will be measured is
                  the Company's three fiscal years, 2004 through 2006.

Eligibility and   Eligibility in the Plan is limited to Executive Officers and
Participation     managers who are key to Lance's success. The Stock Award
                  Committee will review and approve participants nominated by the President and Chief Executive Officer. Participation in one year does not guarantee participation in a following year but will be reevaluated and determined on an annual basis.

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                  Attachment A includes the list of 2004 participants approved by the Stock Award Committee on April 22, 2004.

Target Incentives Each participant will be assigned a Target Incentive expressed
and Performance   as a percentage of his or her Base Salary. Participants may be
Measures          assigned to a Performance Tier by position by salary level or based on other factors as determined by the President and Chief Executive Officer. If the duties of a participant change significantly during the Plan Years, the President and Chief
                  Executive Officer, with the approval of the Stock Award
                  Committee, may change the Target Incentive for such participant for the remaining portion of the Plan Years.

                  Attachment A lists the Target Incentives for each participant for the Plan Years as determined by the Stock Award Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives will be calculated by multiplying each participant's Base Salary by the appropriate percentages, as described below.

                  Target Incentives shall be calculated as follows:

                                             Percentage of Base Salary
                  Performance Tier        for 2004-2006 Target Incentives
                  ----------------        -------------------------------
                          1                             *%
                          2                             *%
                          3                             *%

                  For 2004-2006, awards will be based 75% on three-year cumulative consolidated EPS and 25% on three-year compound annual growth in consolidated Net Revenues since 2003, with each performance measure calculated separately, as follows:

                                    Minimum         Target
                                    -------         ------
                  EPS               $*              $*
                  Net Revenues       *%              *%

                  Minimum EPS performance funds 37.5% of the award and target EPS performance funds 75% of the award. Minimum Net Revenues performance funds 12.5% of the award and target Net Revenue funds 25% of the award. Percent of payout will be determined on a straight line basis between minimum and target and percent of payout above target is determined on the same straight line basis. A $0.01 EPS increase would increase an award *% and a 0.1% Net Revenues increase would increase an award *%. Percent of payout will be rounded to the nearest tenth of a per-

                  [*Targets not required to be disclosed.]

                                       2
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                  cent. There is no maximum limit on the amount of an award but there will be no payout unless a minimum performance measure is reached. For example, achieving EPS of $* would result in an award equal to *% of Target Incentive and achieving Net Revenues of *% would result in an award equal to *% of Target Incentive.

                  [*Targets not required to be disclosed.]

                  Final Target Incentive Awards will be calculated and granted after the Stock Award Committee has reviewed the Company's audited financial statements for 2004 through 2006 and determined the performance levels achieved.

Awards Each participant shall receive cash equal to 25% in value of his or her award, 50% in value will be in restricted stock and 25% in value in stock options.

                  To determine the number of shares of the Company's Common Stock issued pursuant to each stock option and each restricted stock grant, the value of each option is calculated using the Black-Scholes model of the Company's compensation adviser in January 2007 after the end of the Plan Years, subject to certain adjustments, and each restricted stock grant using the average of the high and low for the Company's Common Stock on the date of grant.

                  Restricted stock will vest as to 50% on the date of grant and the balance one year after the date of grant.

                  Stock options will be nonqualified, will vest on the date of grant, will have an exercise price equal to the price used for restricted stock grants and will be exercisable for five years after the date of grant.

Form and Timing   Awards will be made as soon as practicable after performance
of Awards         measures are calculated and approved by the Stock Award
                  Committee. All awards will be rounded to the nearest multiple of $100 or 50 shares, as the case may be.

Change In Status  An employee hired into an eligible position during the Plan
                  Years may participate in the plan for the balance of the Plan Years on a pro rata basis.

Certain           In the event a participant voluntarily terminates employment,
Terminations of   or is terminated involuntarily before the end of the Plan
Employment        Years, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, any award will be paid on a pro rata basis after the end of the Plan Years.

                                        3
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                        In the event a participant voluntarily terminates
                        employment, any award which has not vested will terminate and be forfeited. In the event a participant is terminated involuntarily, any award which has not vested will terminate and be forfeited except that stock options which have vested prior to involuntary termination may be exercised within 30 days of termination. In the event of death, stock options shall become fully vested and may be exercised within one year of death. In the event of permanent disability, stock options shall become fully vested and remain exercisable in accordance with the terms of the award. In the event of normal retirement, stock options which have or will vest within six months of normal retirement will vest and become exercisable in accordance with the terms of the award and may be exercised within three years of normal retirement. In the event of death, disability or normal retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In the event of early retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In all other cases, awards which have not vested upon termination of employment will terminate and be forfeited.

Change In Control       In the event of a Change in Control, pro rata
                        payouts will be made at the greater of (1) Target or (2) actual results for the three fiscal years-to-date, based on the number of days in the Plan Years preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

                        Also, in the event of a Change in Control, the vesting of restricted stock will be accelerated to fully vest upon the effective date of a Change in Control.

                        A Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. The Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding             The Company shall withhold from awards any Federal,
                        foreign, state or local income or other taxes required to be withheld.

Communications          Progress reports should be made to participants
                        annually, showing performance results.

                                        4

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Executive Officers      Notwithstanding any provisions to the contrary above,
                        participation, awards and prorations for executive officers, including the President and Chief Executive Officer, shall be approved by the Stock Award Committee.

Governance              The Stock Award Committee of the Board of Directors
                        of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals and final award determination. The Committee retains the discretion to adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events, affecting the calculations under a performance measure. The decisions of the Committee shall be conclusive and binding on all participants.

                                        5

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                                  ATTACHMENT A

                                                           Award         Target
       Name                        Title                 Percentage     Incentive
       ----                        -----                 ----------     ---------
P. A. Stroup, III          President and Chief               *%         $*
                           Executive Officer

H. D. Fields               Vice President and                *%         $*
                           President, Vista
                           Bakery, Inc.

B. C. Preslar              Vice President                    *%         $*
                            - Finance and Chief
                           Financial Officer

L. R. Gragnani, Jr.        Vice President                    *%         $*
                            - Information
                           Technology/CIO

E. D. Leake                Vice President                    *%         $*
                            - Human Resources

F. I. Lewis                Vice President - Sales            *%         $*

D. R. Perzinski            Treasurer                         *%         $*

M. E. Wicklund             Controller and                    *%         $*
                           Assistant Secretary

[*Award targets omitted for participants as targets not required to be disclosed.]